Exhibit 99.3

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR
Jean Fontana
646-277-1214

dELiA*s AGREES TO SELL $21.8 MILLION IN PRINCIPAL AMOUNT OF 7.25% CONVERTIBLE NOTES

New York, NY, July 26, 2013 – dELiA*s, Inc. (NASDAQ: DLIA) (the “Company”), a multi-channel retail company primarily marketing to teenage girls, today announced that it has entered into a definitive agreement to sell approximately $21.8 million in principal amount of 7.25% convertible notes in a private placement. The notes will convert into approximately 20.7 million shares of common stock of the Company upon stockholder approval. The Company plans to submit to stockholders for approval within 90 days of the closing of the private placement the issuance of the shares of common stock issuable upon conversion of the notes, in accordance with the rules of the Nasdaq Global Market. The private placement is expected to close on or about July 31, 2013, subject to the satisfaction of customary closing conditions.

Janney Montgomery Scott LLC acted as the sole placement agent for the transaction.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through its website, direct mail catalogs, and mall-based retail stores.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology, and include statements regarding the anticipated use of proceeds from the offering. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward-looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.